EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-26767) pertaining to the Greif, Inc. 1996 Directors Stock Option Plan

2)	Registration Statement (Form S-8 No. 333-26977) pertaining to the Greif, Inc. Incentive Stock Option Plan

3)	Registration Statement (Form S-8 No. 333-35048) pertaining to the Greif 401(k) Retirement Plan

4)	Registration Statement (Form S-8 No. 333-61058) pertaining to the Greif, Inc. 2000 Nonstatutory Stock Option Plan

5)	Registration Statement (Form S-8 No. 333-61068) pertaining to the Greif, Inc. 2001 Management Equity Incentive and Compensation Plan

6)	Registration Statement (Form S-8 No. 333-123133) pertaining to the Greif, Inc. 2005 Outside Directors Equity Award Plan

7)	Registration Statement (Form S-4 No. 333-142203) 6-3/4 percent Senior Notes due 2017

8)	Registration Statement (Form S-8 No. 333-151475) pertaining to Greif, Inc. Amended and Restated Long-Term Incentive Plan

9)	Registration Statement (Form S-4 No. 333-162011) 7-3/4 percent Senior Notes due 2019;

of our reports dated December 16, 2011, with respect to the consolidated financial statements and schedule of Greif, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Greif, Inc. included in this Annual Report (Form 10-K) of Greif, Inc. for the year ended October 31, 2011.

/s/ Ernst & Young, LLP

Columbus, Ohio

December 16, 2011